Exhibit 10.24

AMENDMENT NO. 1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDMENT NO. 1 to the Amended and Restated Employment Agreement is made and entered into, effective as of December 28, 2010, by and between Herbalife International of America, Inc. (“Employer”) and Richard P. Goudis (“Executive”).

R E C I T A L S

WHEREAS, the Company and Executive are parties to that certain Amended and Restated Employment Agreement dated as of January 1, 2010 (the “Employment Agreement”) pursuant to which Executive is employed as Employer’s Chief Operating Officer; and

WHEREAS, Employer and Executive desire to amend the terms of the Employment Agreement as set forth herein.

A G R E E M E N T

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties hereto hereby agree as follows:

1.	Section 5 of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

“5. Excise Tax. If any payment or benefit due under this Agreement, together with all other payments and benefits (including, without limitation, the acceleration of vesting of stock options and/or other equity-based compensation awards) to which Executive is entitled from the Company, or any affiliate thereof, would (if paid or provided) constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Internal Revenue Code of 1986, as amended (the “Code”), or any successor provision), the amounts otherwise payable and benefits otherwise due under this Agreement will either (i) be delivered in full, or (ii) be limited to the minimum extent necessary to ensure that no portion thereof will fail to be tax-deductible to the Company by reason of Section 280G of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state or local income and employment taxes and the excise tax imposed under Section 4999 of the Code, results in Executive’s receipt, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be subject to the excise tax imposed under Section 4999 of the Code. In the event that the payments and/or benefits are to be reduced pursuant to this Section 5, such payments and benefits shall be reduced such that the reduction of compensation to be provided to Executive as a result of this Section 5 is minimized. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Section 409A of the Code and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero.”

2.

Change in Control. Notwithstanding anything to the contrary in an award agreement between Executive and the Company, with respect to all stock option, stock appreciation right and stock unit awards granted to Executive prior to or after the date of this Amendment No. 1 (the “Equity Awards”), upon the occurrence of a Change of Control (as defined in the Company’s 2005 Stock Incentive Plan, as amended) each Equity Award shall become immediately and fully vested and, to the extent applicable, exercisable as of immediately prior to such Change of Control.

3.	Except as modified hereby, the Employment Agreement, shall remain in full force and effect and unmodified.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have duly executed this Amendment No.1 as of the date first written above.

HERBALIFE INTERNATIONAL OF AMERICA, INC.

By:	/s/ Michael O. Johnson
Name:	Michael O. Johnson
Title:	Chief Executive Officer

EXECUTIVE

/s/ Richard P. Goudis
Richard P. Goudis